Compliance Manual—Schroder Investment Management North America Inc.

CODE OF ETHICS

Scope and Purpose	2
OUTSIDE DIRECTORSHIPS	3
OUTSIDE EMPLOYMENT	3
PRIVATE SECURITIES TRANSACTIONS AND TAX SHELTERS	4
INSIDER TRADING POLICY	4
The Scope and Purpose of the Policy	4
Materiality	5
PROCEDURES AND RESPONSIBILITIES OF EMPLOYEES	7
PENALTIES	7
SPECIAL PROVISIONS FOR TRADING IN THE SECURITIES OF SCHRODERS PLC	8
STOP LIST	8
Summary	9
COVERED SECURITIES	11
COVERED ACCOUNTS	12
BLACK OUT PERIODS – ACCESS PERSONS ONLY	12
HOLDING PERIODS	13
TRADING IN SECURITIES OF COMPANIES WHERE ADVISER HOLDS SIGNIFICANT POSITION	14
PRE-CLEARANCE	14
• US-Based Personnel	15
• All Other Access Persons	18
REPORTING REQUIREMENTS	18
Initial Employment	18
Quarterly Reports	18
Annual Reports	19
ADMINISTRATION OF THE CODE	20
GRANTING OF EXCEPTIONS	20
APPENDIX A of the Code of Ethics – Approvers	23
APPENDIX B of the Code of Ethics – ETFs Exempt from 60 day holding policy	24
APPENDIX C of the Code of Ethics – Designated Brokers	25
APPENDIX D of the Code of Ethics – Rule Set	26

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Compliance Manual—Schroder Investment Management North America Inc.

CODE OF ETHICS

Scope and Purpose

Set forth below is the Code of Ethics (the “Code”) for Schroder Investment Management North America Inc. (the “Adviser”), as required by Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). The purpose of the Code is to set forth standards of conduct that govern the activities of all personnel to ensure that the business is conducted in a manner that meets the high standards required by our fiduciary duty to clients and in compliance with all legal and regulatory requirements to which the business is subject.

This Code applies to all officers, directors and employees (full and part time) of the Adviser (“Access Persons”), and all associated persons of Schroder Fund Advisors, LLC (“SFA”) who are also employees of, or supervised by, the Adviser. All persons employed by any subsidiary of Schroders plc (“Schroders’) who are deemed Access Persons, to wit, employees who, in connection with their duties, are aware of securities under consideration for purchase or sale on behalf of clients, as well as personnel who are aware of portfolio holdings of registered investment companies advised or sub-advised by the Adviser or its affiliates (“Reportable Funds”) are covered by the Codes of Ethics applicable to those Advisers and to the Group Policies relating to ethics and personal securities trading.

In carrying out their job responsibilities, all Access Persons must, at a minimum, comply with all applicable legal requirements, including applicable securities laws. In addition all Access Persons must always maintain professional integrity and behave with ethical conduct; place the interests of clients and the integrity of the investment profession above their own personal interests; use professional judgment when engaging in all professional activities and encourage peers to do the same; behave in a manner that reflects well on themselves and Schroders; and strive to maintain and improve their professional competence and the professional competence of their peers. Any breach by an Access Person of the laws, regulations and procedures outlined in the Code of Ethics will be deemed to be a violation of the terms of his or her employment with the Adviser and may result in severe disciplinary action and/or dismissal in addition to any other penalties or liabilities resulting from such violation.

The Code imposes restrictions on personal securities transactions that are designed to prevent any conflict or the appearance of any conflict of interest between Access Persons’ trading for their personal accounts and securities transactions initiated or recommended for clients. The Code also provides

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procedures to ensure that securities transactions undertaken by Access Persons, whether for clients or for personal purposes do not involve the misuse of material non-public information, including sensitive information relating to client portfolio holdings and transactions being considered to be undertaken on behalf of clients. Therefore, incorporated within the Code are an Insider Trading Policy and a Personal Securities Transactions Policy, which contain procedures that must be followed by all personnel pursuant to Rule 204A-1 and Rule 204-2(a)(12) under the Advisers Act, Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”) and Section 204A of the Advisers Act. To the extent that associated persons of SFA are subject to the Code, it incorporates the requirements of Section 20A of the Securities Exchange Act of 1934 (the “Exchange Act”).

OUTSIDE DIRECTORSHIPS

Associated persons may not serve on the board of directors (or the equivalent) of any publicly listed or traded issuer or of any issuer whose securities are held in any client portfolio, except with the prior written authorization of the Chairman or Chief Executive of the Adviser or, in their absence, the Chief Compliance Officer or the Head of Group Compliance. That authorization may be granted based only upon a determination that the board service would be consistent with the interests of Schroders and its clients. If permission to serve as a director is given, the issuer will be placed permanently on the Adviser’s Stop List. Transactions in that issuer‘s securities for client and personal securities accounts will only be authorized when certification has been obtained from that issuer‘s Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

OUTSIDE EMPLOYMENT

No officer or associated person of the Adviser may engage in any form of outside employment without first making a written request to do so and obtaining the written consent of the firm. The “Outside Relationships Disclosure Form” can be found on the Human Resources Intranet page. Human Resources will consult with the Compliance department if they believe there is a conflict of interest with the intended outside relationship. Associated persons must receive prior written approval of the Chief Compliance Officer or the General Counsel to receive a fee from any outside source for such activities as investment banking, finder’s fees, or consulting. For the purposes of this restriction, outside employment includes self-employment, whether in an individual capacity or through an entity in which the associated person has an interest.

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PRIVATE SECURITIES TRANSACTIONS AND TAX SHELTERS

No associated person may participate in any type of private placement or tax shelter without obtaining the advance consent of the Chief Compliance Officer. The associated person must submit the information and certification specified in the Personal Securities Transaction Policy. A request to participate in a private securities transaction must be based on a passive investment in the entity without operational, management or promotional duties. Rule 3040 of the NASD Conduct Rules (or its successor FINRA rule) requires that associated persons of SFA contemplating private securities transactions must submit a detailed request to participate to the firm, which must issue permission to proceed. This request must be submitted electronically through MyCompliance and will be routed to the designated Compliance Officer for SFA.

Exiting a private placement or tax shelter, whether by sale or redemption, does not need to be approved but the transaction must be reported to Compliance in the Access Persons’ next quarterly transactions report and the next annual holding report.

No associated person of SFA may receive selling compensation in connection with a private securities transaction or tax shelter, not offered through SFA. Any associated person engaged in selling activity other than in connection with their duties as a registered representative must obtain prior permission in writing from the Chief Compliance Officer.

No such participation in a transaction in which an associated person will receive selling compensation will be approved unless SFA determines that it can record the transaction in its records and supervise the participation of the employee in the transaction.

INSIDER TRADING POLICY

The Scope and Purpose of the Policy

It is a violation of United States federal law and a serious breach of the Adviser’s policies for any associated person to trade in, or recommend trading in, the securities of a issuer, for his/her personal gain or on behalf of the firm or its clients, while in possession of material, nonpublic information (“inside information”) which may come into his/her possession either in the course of performing his/her duties, or through a breach of any duty of trust and confidence. Such violations could subject you, the Adviser and its affiliates, to significant civil as well as criminal liability, including the imposition of monetary penalties, and could also result in irreparable harm to the reputation of the Adviser. Tippees (i.e., persons who

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receive material, nonpublic information) also may be held liable if they trade or pass along such information to others.

Further, it is a violation of anti-fraud provisions of the Advisers Act for associated persons who are or become aware of transactions being considered for clients or are aware of the portfolio holdings in the reportable funds to which the Adviser (or an affiliate) acts an adviser to disclose such information to a party who has “no need to know” or to trade on such information for personal gain by, among other things, front-running or market timing.

The US Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires all broker-dealers and investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information. Although ITSFEA itself does not define “insider trading”, the US Supreme Court has previously characterized it as the purchase or sale of securities (which include debt instruments and put and call options) while in possession of information which is both material and non-public, i.e., information not available to the general public about the securities or related securities, the issuer and in some cases the markets for the securities. The provisions of ITSFEA apply both to trading while in possession of such information and to communicating such information to others who might trade on it improperly.

Materiality

Material non-public information—sometimes colloquially called “inside information”—is generally understood as information about an issuer of publicly-traded securities that has not been made known to either the professional investment community or to the public at large and would be likely to be significant to a reasonable investor in making investment decision and would alter the total mix of information available to the market. Such information usually originates from the issuer itself and could include, among other things, knowledge of an issuer’s earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

There is no automatic prohibition against trading in possession of material non-public information. The obligation to refrain from trading arises from the circumstances under which the information is obtained. No associated person may trade while in possession of material non-public information if the information was obtained in breach of relationship of trust and confidence or where the associated person is aware that the person who conveys that information is acting in breach of such a relationship. To be clear, the following relationships of trust and confidence always exist for associated persons:

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Material information about transactions that the Adviser undertakes on behalf of clients is proprietary to the firm and use of that information by associated persons in personal securities dealings—or communication of the information to others with the expectation that they will trade—violates the duties that associated persons owe to the Adviser. Consent to such personal dealings may only be obtained by complying with the provisions of the personal securities transactions policies of the firm.

•	Information that associated persons obtain through research or through communications with issuers on behalf of the Adviser belongs to the Adviser and may not be used in connection with personal securities transactions other than in compliance with the personal securities transactions provisions of this Code of Ethics.

Where associated persons receive information from issuers or research providers that they believe is material and non-public in the course of their duties for the Adviser, they should consult with the General Counsel or Chief Compliance Officer. If the associated person has received information and the Adviser determines that the information given has not been given in breach of fiduciary duties, then the Adviser may act upon the information for the benefit of its clients.

Information which emanates from outside an issuer but affects the market price of an issuer’s securities can also be inside information. For example, material, non-public information can also originate within the Adviser itself. This would include knowledge of activities or plans of an affiliate, or knowledge of securities transactions that are being considered or executed by the Adviser itself on behalf of clients. Material, non-public information can also be obtained from knowledge about a client that an employee has discovered in his/her dealings with that client. Material, non-public information pertaining to a particular issuer could also involve information about another issuer that has a material relationship to the issuer, such as a major supplier’s decision to increase its prices. Moreover, non-public information relating to portfolio holdings in a Reportable Fund should not be used to market-time or engage in other activities that are detrimental to the Reporting Fund and its shareholders.

In addition, Rule 14e-3 under the Exchange Act makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired, directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. This rule prohibits not only trading, but

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also the communication of material, nonpublic information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the material nonpublic information

PROCEDURES AND RESPONSIBILITIES OF EMPLOYEES

1.	Personnel who acquire non-public information (that may possibly be material) about an issuer are immediately prohibited from:

(a)	Trading in the securities of that issuer or related securities and financial instruments (as defined below) whether for client accounts or for any personal accounts, and

(b)	Communicating the information either inside or outside the Adviser except as provided below.

2.	Personnel who acquired non-public information should report the matter to the General Counsel or the Chief Compliance Officer.

3.	After the General Counsel or Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communicating, or the restrictions on trading and communicating the information will be lifted.

4.	Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within the Adviser are precluded from disclosing such information to others within the Adviser and Schroders who do not have a “need to know.”

5.	Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within the Adviser are precluded from disclosing such information to others outside of the Adviser or Schroders except as required to fulfill their work-related responsibilities. Disclosure of the portfolio holdings of Reportable Funds shall only be made in compliance with such Funds’ portfolio holdings disclosure policy.

PENALTIES

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Penalties for trading on or communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. Under the law, a person can be subject to some or all of the penalties below, even if s/he does not personally benefit from the violation. Penalties include:

1)	civil injunctions;

2)	disgorgement of profits;

3)	treble damages – fines for the Access Person who committed the violation, of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited;

4)	fines for the employer or other controlling person of up to the greater of $1,000,000, or 3 times the profit gained or loss avoided; and

5)	jail sentences.

SPECIAL PROVISIONS FOR TRADING IN THE SECURITIES OF SCHRODERS PLC

Special restrictions apply to trading in the securities of Schroders plc because staff, by virtue of their employment, may be deemed to have inside information:

1.	Securities of Schroders plc will not be purchased for any client account without the permission of that client, and then only if permitted by applicable law.

2.	Personal securities transactions in the securities of Schroders plc are subject to blackout periods and other restrictions which are outlined in the UK Staff Dealing Rules which can be found on Group Compliance’s intranet website. A trade request must be submitted via MyCompliance and approved by the UK Corporate Secretariat prior to trading.

STOP LIST

Schroders maintains a Stop List embedded into Charles River, the current global trade order and compliance management system. This list includes company securities for which one or more persons at the Adviser and its affiliates may hold price sensitive information. The Stop List is maintained by the Portfolio Compliance team, and any changes are communicated immediately via a Stop List e-mail distribution group. Employees are not permitted to trade in those securities which are on the Stop List. This list is automatically fed into

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MyCompliance and a trade requested in a security held on the stop list would be automatically denied.

PERSONAL SECURITIES TRANSACTIONS POLICY

Summary

All associated persons of the Adviser are subject to the restrictions contained in this Personal Securities Transactions Policy (the “Policy”) with respect to their securities transactions. Temporary and seconded employees may be subject to some but not all provisions of the Policy as hereafter specified. The following serves as a summary of the most common restrictions. Please refer to specific sections that follow this summary for more detail, including definitions of persons covered by this Policy, accounts covered by this Policy (“Covered Accounts”), securities covered by this Policy (“Covered Securities”), reports required by this Policy and the procedures for compliance with this Policy.

Effective May 20, 2015, all Personal Securities Transactions are to be pre-cleared electronically via MyCompliance. As such,

•	All purchases or sales of Covered Securities (generally, derivatives, equities and fixed income instruments) by employees, and certain of their family members, must be pre-cleared via an electronic form on MyCompliance, unless expressly excluded below.

•	All associated persons must execute their transactions in Covered Securities through brokers designated by the Adviser as listed on Appendix C (“Designated Brokers”). This list is based upon whether or not MyCompliance is able to receive an electronic feed from that broker. Designated Brokers will be agreed upon at the time of association with Schroders or when the Chief Compliance Officer adds Designated Brokers to Appendix C.

•	The system is geared to provide a timely response based on predefined rules that have been embedded into the system. The outcome of these rules are based on market cap, number of shares, blackout/open order lists, etc. If the trade requested is not approved, do not try to resubmit with a different share quantity. This will be monitored by compliance post-trade and may be considered a violation to the Code of Ethics.

•

Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of a Covered Security, or a related security, within 60 calendar days. Please note that MyCompliance does not have the

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ability to check whether a sale within 60 days is at a loss and, therefore, will deny all pre-clearance sale requests within 60 days of purchase. If your sale is at a loss, you will need to document this detail in the memo field of the trade request via MyCompliance and follow up with a member of the Compliance team who can manually override the rejection. A sale at a loss within 60 days of purchase will not be approved if other restrictions on that trade apply.

•	Managed accounts (for which the Access Person does not hold any investment discretion) are not required to be held at one of the designated brokers identified in Appendix C. The account(s) however, must be reported and approved by compliance as an account held via MyCompliance.

•	Any employee wishing to buy U.S. securities, directly or indirectly, in an initial public offering must receive prior permission from the Chief Compliance Officer. This can be done by submitting a trade request through MyCompliance. This restriction does not apply to initial public offerings purchased by collective investment vehicles such as mutual funds in which employees have invested.

•	All employees must report (but not pre-clear) purchases, redemptions and exchanges in the Schroder Funds and any Reportable Fund, in the same manner as other covered securities. For purposes of this Policy, accounts containing shares in the Schroder Funds or other reportable Funds are deemed “Covered Accounts.” See definition below.

•	All transactions in the Schroder Funds and in Reportable Funds are subject to a 60 day holding period (for profitable transactions).

ACCESS PERSON means all officers, directors and associated persons of the Adviser and any employee who is an Advisory Person or any employee who has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund.

ADVISORY PERSON is any associated person of the Adviser who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) on behalf of any advisory client or information regarding securities under consideration for purchase or sale on behalf of such clients or whose functions

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relate to the making of any recommendations with respect to such purchases or sales.

ASSOCIATED PERSON means any person who performs duties on behalf of the Adviser and is subject to the supervision of the Adviser. This includes persons who are employed, seconded, serve as independent contractors, are contractually associated or otherwise. Persons such as consultants and interns may perform services for the firm without being subject to the Adviser’s supervision. Such persons have the obligations to the firm set forth in their consultancy or other agreements.

COVERED SECURITIES

Securities, such as equities, fixed income instruments and derivatives of those securities including options, are covered by this Policy. The same limitations pertain to transactions in a security related to a Covered Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

Not covered by this Policy are:

•	shares in any open-end US registered investment company (mutual fund) that is not managed by the Adviser or an affiliated adviser

•	shares issued by money market funds

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. securities which are direct obligations of the U.S. Government (i.e., Treasuries).

•	bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments[1]

If this policy treats a security as not covered, you may purchase or sell it without obtaining pre-clearance and you do not have to report it. Accounts holding only securities not covered by this policy are not required to be held at a designated broker. We recommend that you register in MyCompliance all brokerage accounts, even if uncovered. If a security is covered, every associated person has an obligation to ascertain the rules that apply to pre-clearance, holding period and reporting of that security.

[1]	High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

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COVERED ACCOUNTS

An account covered by this Policy is an account in which Covered Securities are held by you or an account in which you own a beneficial interest (except where you have no influence or control). This includes IRA accounts as well as any 401k account held from a former employer that hold a covered security. Under the Policy, accounts held by your spouse (including his/her IRA or 401k accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household are also considered your accounts. In addition, accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other’s support) are considered your accounts under this Policy. The access person will be presumed to have influence and control over any of the above-described accounts unless the access person obtains the written consent of the Chief Compliance officer to treat the account as not covered.

An associated person may maintain a brokerage account that is not a Covered Account (for example an account through which that employee holds open end mutual fund shares that are not Covered Securities) at a firm other than the ones designated by the Adviser. Purchasing any Covered Security through that account will immediately change the account to a Covered Account. Covered securities purchased through an account reported as non-covered is a breach of this Code even if the transaction was otherwise permitted. Unless prior written consent is obtained from the Chief Compliance Officer, the account will be designated as a covered account and must promptly be transferred to a designated broker.

If you are in any doubt as to whether an account falls within this definition of Covered Account, please see Compliance. Further, if you believe that there is a reason that you are unable to comply with the Policy, for example, your spouse works for another regulated firm, you may seek a waiver from Compliance.

BLACK OUT PERIODS – ACCESS PERSONS ONLY

•	In order to prevent employees from buying or selling securities in competition with orders for clients, or from taking advantage of knowledge of securities being considered for purchase or sale for clients,[2] Access Persons may not be able to execute a trade in a Covered Security within seven calendar days

[2]	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

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•	after a client has traded in the same (or a related) security. Trades requested through MyCompliance will run through pre-defined rules in the system which will include checking if a trade requested was also traded in a client account and may result in the trade requested by the employee being denied. Restrictions applied by MyCompliance come from multiple sources and have been outlined in a grid shown as Appendix D to the Code.

•	The Swiss Helvetia Fund – During the preparation of the annual and semi-annual financial reports for The Swiss Helvetia Fund, an Access Person may not purchase or sell shares of the Fund, except pursuant to a rights offering or tender offer. This blackout period will begin on the day following the date that the fiscal year (or half-year) ends and end on the date when the financial report is filed with the Securities and Exchange Commission or is mailed to shareholders, whichever is earlier. Exceptions to this blackout period will be granted only upon the obtaining of the prior written consent of either the Chief Compliance Officer or General Counsel.

HOLDING PERIODS

Short Term Trading: All personnel are strongly advised against short-term trading. Any personnel who appear to have established a pattern of short term trading may be subject to additional restrictions or penalties including, but not limited to, a limit or ban on future personal trading activity and a requirement to disgorge profits on short-term trades.

Access Persons cannot purchase or sell the same Covered Security within 60 days if such transactions will result in a profit. Trades by employees in the Schroder Funds and in other Reportable Funds are also subject to the 60 day holding period. Profitable securities may not be sold or bought back within 60 days after the original transaction without the permission of the Chief Compliance Officer who has exemptive authority to override the 60 day holding policy for good cause shown.

MyCompliance does not have the ability to check whether a sale within 60 days is at a loss and, therefore, will deny all pre-clearance sale requests within 60 days of purchase. If your sale is at a loss, you will need to document this detail in the memo field of the trade request via MyCompliance and follow up with a member of the Compliance team who can manually override the rejection where appropriate. Trade permissions may be denied for multiple reasons. A sale at a loss within 60 days of purchase will not be approved if other restrictions on that trade apply.

Exceptions

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•	The Short Term Trading Prohibition shall not pertain to the exercise of a call sold by an employee to cover a long position. However, although an Access Person may purchase a put to cover a long position, the exercise of such put will only be approved if the underlying security was held for the minimum required period (60 days). The exercise of a covered put is subject to the same pre-clearance and reporting requirements as the underlying security.

•	Certain Exchange Traded Funds (ETFs) are exempt from the 60 day holding period. A list of ETFs that have been exempted from the 60 day holding period can be found in Appendix B of this document. Requests for exemption must be made to the Chief Compliance Officer.

TRADING IN SECURITIES OF COMPANIES WHERE ADVISER HOLDS SIGNIFICANT POSITION

The regulatory and reputational risks are higher when personnel hold investments in which the Adviser and its affiliates (the “Advisory Group”) collectively have large holdings on behalf of their clients and/or themselves. For this reason, personnel are not permitted to purchase equity investments in which the Advisory Group holds more than 10% of the issued share capital of the company (excluding open-ended investment companies and closed ended Schroder managed investment trusts) on behalf of clients (including both pooled funds and segregated accounts) or on its own behalf, except where pre-emption rights are compromised, e.g. in the case of public rights issues, in which case Compliance approval must be obtained.

This will be checked by MyCompliance as part of the pre-clearance procedure. The sale of existing holdings in which the Advisory Group holds more than 10% of a company’s share capital may be made, subject to compliance with the rest of this policy, but personnel – in particular any Access Persons with knowledge of, or dealings with, the company or its senior management arising from their Investment responsibilities – should exercise great care in determining the appropriate timing of such disposals having regard to their knowledge of the company’s affairs and any anticipated or potential corporate events.

PRE-CLEARANCE

The following section addresses how to obtain pre-clearance, when you may trade and how to establish an account.

If an employee fails to pre-clear a transaction in a Covered Security, s/he may be monetarily penalized, by fine or disgorgement of profits or avoidance of loss. Violations of this Policy will be reported to the Adviser’s

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Board of Directors and will result in reprimands and could also affect the person’s employment with Schroders.

•    US-Based Personnel

1.	All US-based personnel are required to maintain their Covered Accounts at a Designated Broker as listed in Appendix C. Non Schroders open end mutual funds are not required to be held in a brokerage account; they may be held directly with the fund company or its transfer agent. To the extent that associated persons hold mutual funds managed by Schroders directly with the fund company or transfer agent, they assume the responsibility to report transactions in those funds manually in their quarterly reports and their holding in their annual report.

2.	Associated persons on secondment from London or other offices may apply to Compliance for a waiver of the requirement to maintain their Covered Accounts at a US Designated Broker. As MyCompliance is a globally used system, employees wishing to trade in US securities must follow the procedures as set forth for US-based personnel unless waived by Compliance. Seconded employees who do not maintain Covered Accounts in the US are required to follow the procedures set forth in The PA Dealing Rules and obtain the appropriate clearance from London via MyCompliance. Seconded personnel who are authorized to conduct transactions through a non-US account must comply with the Personal Securities Transaction requirements of the office from which they were seconded.

Pre-clearance is obtained by completing an electronic trade request which can be found on your MyCompliance dashboard. In the event that the MyCompliance system is not working, pre-clearance can be obtained by submitting an email to the Compliance department. Approvals can be influenced by a variety of factors, including the sensitivity of the position of the person submitting the request, principal amount of the trade, market capitalization and trading or investment activity in the security for the benefit of clients. Please see Appendix D to the Code for a description of the embedded rules in MyCompliance. You are assumed when submitting an e-mail request to be representing that you have read and agree to be bound by the Code of Ethics, including its Insider Trading Policy and Personal Securities Transaction Policy and that the proposed transaction to your knowledge complies with all the rules and restrictions established thereunder.

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3.	Pre-clearance is valid until close of business on the next business day following receipt of pre-clearance. If the transaction has not been executed within that timeframe, a new pre-clearance must be obtained.

4.	It is Schroders’ policy to discourage excessive personal trading on the part of its associated persons, including all Access Persons under this Code. Accordingly, an Access Person may execute only sixty (60) trades that require pre-clearance in any calendar quarter unless such Access Person has obtained the prior written consent of the Chief Compliance Officer upon a showing of good cause.

If you wish to purchase an initial public offering3 or securities in a private placement4 you must obtain permission from the Chief Compliance Officer. In such cases, an Access Person would submit a trade request via MyCompliance and the system would issue a response stating that the request is under review. If such permission is granted, such permissions and the reasons for granting them will be maintained in writing by the Chief Compliance Officer in accordance with Rule 17j-1(f)(2).

The Compliance Officer will not approve transactions in securities that are not publicly traded, unless the Access Person provides such documents as the Compliance Department requests and the Chief Compliance Officer concludes, after consultation with one or more of the relevant Portfolio Managers, that the Companies would have no foreseeable interest in investing in such Security or any related Security for the account of any Client.

The following transactions do not require pre-clearance:

•	Transactions in a Covered Account over which the employee has no direct or indirect influence or control such as where investment discretion is delegated in writing to an independent fiduciary. Employees must provide such evidence of delegation of investment discretion as the Compliance Department requests and provide copies of account statements.

•	Purchases and redemptions/sales of mutual funds managed by Schroders. Note that transactions are subject to quarterly and annual reporting and the 60 day holding period.

[3]	An IPO is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to reporting requirements under the federal securities laws.
[4]	A private placement is an offering of securities that are not registered under the Securities Act because the offering qualified for an exemption from the registration provisions.

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•	Transactions in Exchange traded funds (ETFs). Note that transactions in Exchange traded funds are subject to the 60 day holding period.

•	Transactions which are non-volitional on the part of the employee (e.g., receipt of securities pursuant to a stock dividend or merger, a gift or inheritance). However, the volitional sale of securities acquired in a non-volitional manner is treated as any other transaction and subject to pre-clearance. This may include where options are exercised against a call written by the employee or where securities are exchanged for cash or other securities as part of a business transaction.

•	Purchases of the securities of an issuer through an automatic investment plan makes periodic purchases (or withdrawals) automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation are permitted. An automatic investment plan includes a dividend reinvestment plan (“DRIP”). Documentation concerning the plan and the standing instruction for the plan should be provided to compliance before initiating such a plan. Any transactions in such a plan other than according to a predetermined schedule are subject to pre-clearance. Exceptions may be granted on a case by case basis by the Chief Compliance Officer.

•	The receipt or exercise of rights issued by an issuer on a pro rata basis to all holders of a class of security and the sale of such rights are permitted without pre-clearance. (This includes transactions in The Swiss Helvetia Fund during its blackout period.) However, if you buy or sell rights issued to you in a transaction with a third party, the transaction must be pre-cleared. If to your knowledge the Advisory Group holds more than 10% of the outstanding share capital of the issuer, you must pre-cleared the exercise of those rights.

•	Tender of shares already held into an offer if the tender offer is open on the same terms to all holders of the securities covered by the offer. (This includes transactions in The Swiss Helvetia Fund during its blackout period.)

•	Conversion of convertible securities or participation in exchange offers provided that the conversion or offer is available on the same terms to all holders.

•

Transactions in collective investment schemes offered by plans that qualify under Section 529 of the Internal Revenue Code. Although exempt from pre-clearance, such transactions must be reported unless the

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securities purchased through the plan would not independently be covered security under the Code of Ethics.

•    All Other Access Persons

All other persons who are deemed Access Persons, wherever geographically situated, are subject to their local policies and procedures relating to personal securities transactions. Records of such Access Persons’ personal transactions will be maintained locally in accordance with Rule 204-2(a)(12) under the Advisers Act and made available to representatives of the US Securities and Exchange Commission upon request. Temporary employees who are deemed Access Persons must comply with this Code other than the requirement of maintaining covered accounts at a Designated Broker. Exemptions from the Code made for temporary employees shall be documented by Compliance.

REPORTING REQUIREMENTS

All personnel are required to report their transactions in Covered Securities in MyCompliance.

Initial Employment

No later than 10 days after initial employment with the Adviser, each employee must provide Compliance with a list of each Covered Security s/he owns (as defined above). The information provided, which must be current as of a date no more that 45 days prior to the date such person became an employee, must include the title of the security, the exchange ticker symbol or CUSIP, the number of shares owned (for equities) and principal amount (for debt securities). The employee must also provide information, which must include the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee. The report must be signed by the employee and the date of submission noted thereon. Employees may provide account statements in lieu of a listing.

Quarterly Reports

•

No later than 30 days after the end of each calendar quarter, each employee will provide Compliance with a report of all transactions in Covered Securities in the quarter on the form issued via MyCompliance and including all information requested in that form. Employees must also report of any new securities accounts established during the quarter, including the name of the

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broker/dealer and the date the securities account was established. If all transactions have taken place in covered accounts at an approved broker that provides statements to Schroders, a simple affirmation of those transactions may be provided through the electronic certification distributed by MyCompliance.

•	Transactions in shares of the Schroder Funds and in other Reportable Funds must be reported, including transactions other than purchases through payroll deductions in the now combined Schroder 401(k) and Defined Contribution Plans. Only exchanges must be reported; payroll deductions and changes to future investment of payroll deductions do not need to be reported. All transactions in the SERP are subject to the same reporting requirements as the Schroder 401(k) plan.

Annual Reports

Within 45 days after the end of the calendar year, each employee must report all his/her holdings in Covered Securities as at December 31, including the title, exchange ticker symbol or CUSIP, number of shares and principal amount of each Covered Security the employee owns (as defined above) and the names of all securities accounts. The report must be submitted via MyCompliance by the employee and the date of submission noted thereon. Employees may rely on brokerage statements provided by a Designated Broker or another broker-dealer that has been approved by the Chief Compliance Officer provided that they certify in writing that those statements set forth all covered securities that the employee holds.

The information on personal securities transactions received and recorded will be deemed to satisfy the obligations contained in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. Such reports may, where appropriate, contain a statement to the effect that the reporting of the transaction is not to be construed as an admission that the person has any direct or indirect beneficial interest or ownership in the security. Any such reports shall be maintained for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

Knowledge of the Code and Annual Certification

Each employee is responsible for understanding the provisions of this Code. Each will certify no less often than annually that she or he has reviewed the current version of this Code and has complied with the Code.

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The Chief Compliance Officer will ensure that employees have access to the most current version of the Code. The Code will be maintained on the internal Compliance website at:

http://myintranet.london.schroders.com/channels/index/compliance-usa/Pages/compliance-usa.aspx

It will also be maintained on a portion of the firm’s file servers accessible to all employees at:

O:\Policies & Procedures\Compliance

All employees will receive written notification of amendments to the Code together with a copy of the revisions or directions on where a current copy can be obtained.

Self-Reporting of Violations

Employees have an obligation to review their own trading to ensure that they have acted in compliance with the provision of this Code. To the extent that an employee determines that she or he has executed a transaction not in compliance with this Code, that employee has an obligation to report the violation to the Chief Compliance Officer.

ADMINISTRATION OF THE CODE

At least annually, the Chief Compliance Officer, on behalf of the Adviser, will furnish to the board of the Schroder Funds and any other US registered investment companies to which the Adviser acts as adviser or sub-adviser, a written report that:

(i)	Describes any issues arising under the Code or this Policy since the last report to the board, including, but not limited to, information about material violations of the Code or this Policy and sanctions imposed in response to the material violations; and

(ii)	Certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code or this Policy.

GRANTING OF EXCEPTIONS

The Chief Compliance Officer and the General Counsel may, on a case-by-case basis, grant exceptions to any provisions under this Code for good cause. Any such exceptions and the reasons for granting them will be maintained in writing

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by the Chief Compliance Officer and presented to the Board of Directors of the Adviser and to the Board of Trustees of the funds at the next scheduled meeting.

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Adopted:	October 1, 1995
Amended:	May 15, 1996
May 1, 1997
June 12, 1998
June 2, 1999
March 14, 2000
August 14, 2001
June 23, 2003
October 23, 2003
December 9, 2003
May 11, 2004
January 14, 2005
December 5, 2005
March 6, 2006
September 14, 2007
September 14, 2009
March 9, 2010
June 12, 2012
June 18, 2013
June 12, 2014
May 20, 2015
September 30, 2015

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APPENDIX A of the Code of Ethics – Approvers

In the event that the MyCompliance system is down, the following members of the Compliance Department are authorized to pre-clear personal transactions:

Stephen M. DeTore

Stephanie Filiault

Jennifer Grunberg

Nick Patnaik

In addition, the following Officers of the Adviser may pre-clear trades for Members of the Compliance Department or for others when a member of the Compliance Department is unavailable:

Carin F. Muhlbaum, Chief Legal Officer and Chief Administrative Officer

Mark Hemenetz, Chief Operating Officer

Compliance email: “*US SIM - SIM NA Compliance”

Link to MyCompliance: https://schroders.starcompliance.com/Employee

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APPENDIX B of the Code of Ethics – ETFs Exempt from 60 day holding policy

•	SPDRs

•	Wisdom Tree India Fund

•	Proshares (restricted to Equity-based or Fixed Income-based Proshares ETFs)

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APPENDIX C of the Code of Ethics – Designated Brokers

Designated Brokers:

Ameriprise Financial

Charles Schwab

Chase Investment Services

Citi Personal Wealth Management

E*Trade

Edward Jones

Fidelity

Goldman Sachs

Interactive Brokers

JP Morgan Securities / Private Bank

Merrill Lynch

Morgan Stanley Smith Barney

Scottrade Financial

T. Rowe Price

TD Ameritrade

UBS Wealth Management

Vanguard

Wells Fargo

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APPENDIX D of the Code of Ethics – Rule Set

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